EXHIBIT 99.5

AGENCY AGREEMENT

Dated as of June 28, 2004

between

UNITED THERAPEUTICS CORPORATION,
as the Construction Agent,

and

WACHOVIA DEVELOPMENT CORPORATION,
as the Lessor

i

ii

AGENCY AGREEMENT

     THIS AGENCY AGREEMENT, dated as of June 28, 2004 (as amended, modified, extended, supplemented, restated and/or replaced from time to time, the “Agreement”), is between WACHOVIA DEVELOPMENT CORPORATION, a North Carolina corporation (the “Lessor”) and UNITED THERAPEUTICS CORPORATION, a Delaware corporation (the “Construction Agent”).

W I T N E S S E T H:

     A. The Lessor and the Construction Agent are parties to that certain Lease Agreement dated as of even date herewith (as amended, modified, extended, supplemented, restated and/or replaced from time to time, the “Lease”), pursuant to which the Construction Agent, as lessee (in such capacity, the “Lessee”) has agreed to lease from the Lessor certain Improvements and Equipment and/or to sublease from the Lessor a ground leasehold in the Property subject to the Ground Lease.

     B. In connection with the execution and delivery of the Participation Agreement, the Lease and the other Operative Agreements, and subject to the terms and conditions hereof, (i) the Lessor desires to appoint the Construction Agent as its sole and exclusive agent, subject to the terms and conditions herein, in connection with the identification and acquisition or ground lease of the Property (provided, the interest of the Lessor in certain of the real estate comprising a part of the Property shall be a ground leasehold interest pursuant to the Ground Lease) and the development, acquisition, installation, construction and testing of the Improvements and the Equipment in accordance with the Construction Documents and (ii) the Construction Agent desires, for the benefit of the Lessor, to identify and acquire or ground lease the Property and to cause the development, acquisition, installation, construction and testing of the Improvements, the Equipment and the other components of the Property in accordance with the Construction Documents and to undertake such other liabilities and obligations as are herein set forth.

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS; RULES OF USAGE

     1.1 Definitions.

     For purposes of this Agreement, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in Appendix A to that certain Participation Agreement dated as of the date hereof (as amended, modified, extended, supplemented, restated and/or replaced from time to time in accordance with the applicable provisions thereof, the “Participation Agreement”) among the Construction Agent, the Lessor, the various financial institutions which are parties thereto from time to time, as Lenders, and Wachovia Bank, National Association, as the agent for the Primary Financing Parties and, respecting the Security Documents, as the agent for the Secured Parties.

     1.2 Interpretation.

     The rules of usage set forth in Appendix A to the Participation Agreement shall apply to this Agreement including without limitation the terms defined in Appendix A to the Participation Agreement and the terms defined in this Agreement. Unless otherwise indicated, references in this Agreement to articles, sections, paragraphs, clauses, appendices, schedules and exhibits are to the same contained in this Agreement.

ARTICLE II
APPOINTMENT OF THE CONSTRUCTION AGENT

     2.1 Appointment.

     Subject to the terms and conditions hereof, the Lessor hereby irrevocably designates and appoints, except as expressly provided herein or in the other Operative Agreements, the Construction Agent as its exclusive agent, and the Construction Agent accepts such appointment, in connection with the identification and acquisition of the Property (provided, the interest of the Lessor in certain of the real estate comprising a part of the Property shall be a ground leasehold interest pursuant to the Ground Lease) and the development, acquisition, installation, construction and testing of the Improvements, the Equipment and the other components of the Property on the Land in accordance with the Construction Documents, and pursuant to the terms of the Operative Agreements. Notwithstanding any provisions hereof or in any other Operative Agreement to the contrary, but subject to the conditions precedent and other terms and conditions in the Operative Agreements applicable to Advances and Commitments, the Construction Agent acknowledges and agrees that the Lessor shall advance to the Construction Agent no more than the aggregate Commitments which shall be reduced by previous Advances and requested Advances, which are pending, and in accordance with the terms and conditions of the Operative Agreements.

     For all purposes of the Operative Agreements, the Construction Agent agrees that (unless the Construction Agent has been replaced in accordance with the terms and conditions hereof) the Construction Agent shall be in absolute possession and control of the Property, in absolute control of all activities in connection therewith and as between the Lessor and the Construction Agent, the Construction Agent shall be the general contractor and solely responsible for any and all acts and/or omissions relating to the Property or activities in connection therewith, any component of the Property, any event, circumstance or occurrence at, near or otherwise with respect to the Property or any activity in connection therewith and any and all Claims resulting from any of the foregoing, including without limitation those arising under tort, contract, strict liability, negligence, gross negligence, willful misconduct or any other theory of law or equity, excluding acts and/or omissions of the Lessor due to the Lessor’s negligence or willful misconduct. Notwithstanding the foregoing, the Lessor recognizes that the Construction Agent will not be deemed a general contractor for licensing purposes.

     2.2 Acceptance and Undertaking.

     The Construction Agent hereby unconditionally accepts the agency appointment and undertakes, for the benefit of the Lessor, to identify and acquire the Property (provided, the interest of the Lessor in certain of the real estate comprising a part of the Property) shall be a ground leasehold interest pursuant to the Ground Lease, and undertakes, for the benefit of the Lessor, to develop, acquire, install, construct and test the Improvements, the Equipment and the other components of the Property in accordance with the Construction Documents and the Operative Agreements including obtaining all necessary entitlements and permits (including all environmental and occupancy permits, maintaining books and records relating to the Property and other functions typically undertaken in developing the Property). The Construction Agent further acknowledges that the Property, the Ground Lease and all Appurtenant Rights shall be satisfactory to the Construction Agent.

     2.3 Term.

     This Agreement and the agency created by this Agreement shall commence on the date hereof and except with respect to any (i) Construction Period Required Amounts, (ii) Defaults or Events of Default which have occurred and are continuing including any remedies related thereto or (iii) other matters as otherwise expressly stated herein or unless terminated earlier pursuant to the terms and conditions herein, shall terminate at the end of the Construction Period.

     2.4 Scope of Authority.

     (a) Subject to the terms, conditions, restrictions and limitations set forth in the Operative Agreements, the Lessor hereby expressly authorizes the Construction Agent, or any Construction Agency Person acting on behalf of the Construction Agent, and the Construction Agent unconditionally agrees for the benefit of the Lessor, subject to Section 2.4(b), to take all action necessary or desirable for the performance and satisfaction of any and all of the Lessor’s obligations under any construction agreement and to fulfill all of the obligations of the Construction Agent including without limitation:

     (i) the identification and assistance with the acquisition in the name of the Lessor of the Property in accordance with the terms and conditions of the Participation Agreement;

     (ii) all design and supervisory functions relating to the development, acquisition, installation, construction and testing of the related Improvements, Equipment and other components of the Property and performing all engineering work related thereto;

     (iii) (A) negotiating, entering into, performing and enforcing all contracts and arrangements to acquire or ground lease the Property and to procure the equipment necessary to construct the Property and (B) negotiating, executing, performing and enforcing all contracts and arrangements to develop, acquire, install, construct, repair, renovate, replace and test the Improvements, the Equipment and the other components of the Property on such terms and conditions as are customary and reasonable in light of local and national standards and practices and the businesses in which the Construction Agent is engaged;

     (iv) obtaining all necessary permits, licenses, consents, approvals, entitlements and other authorizations, including without limitation all of the foregoing required for the Property and the use and occupancy thereof and those required under applicable Law (including without limitation Environmental Laws), from all Governmental Authorities in connection with the development, acquisition, installation, construction and testing of the Improvements, the Equipment and the other components of the Property in accordance with the Construction Documents;

     (v) maintaining all books and records with respect to the Property and the construction, operation and management thereof;

     (vi) performing any other acts necessary in connection with the identification and acquisition or ground leasing of the Property and the development, acquisition, installation, construction, repair, renovation, replacement and testing of the related Improvements, Equipment and all other additional components of the Property in accordance with the Construction Documents;

     (vii) performing or causing the performance of any other acts necessary or desirable (as reasonably determined by the Construction Agent) in connection with the construction and development of the Improvements in accordance with all applicable Laws and all Insurance Requirements unless the failure to comply is not reasonably likely to give rise to a Material Adverse Effect; provided, however, that the foregoing shall not limit the Construction Agent’s right to engage in permitted contests in accordance with Section 3.10;

     (viii) paying when due or causing to be paid when due (subject to reimbursement as provided for under this Agreement and subject to the terms and conditions, if any in the case of such reimbursement, relating to Construction Advances as set forth in the Participation Agreement) pursuant to and subject to the Construction Budget, and the Operative Agreements, all Property Costs (including costs associated with the Construction Agent’s actions as provided in Section 2.4(a)(x), pursuant to and subject to the Construction Budget, provided, however, that the foregoing shall not limit the Construction Agent’s right to engage in permitted contests in accordance with Section 3.10; provided, further, that the Construction Agent shall pay directly any Property Costs either (x) during the continuance of an Agency Agreement Event of Default or (y) while it is unable to satisfy all of the conditions for a Construction Advance set forth in Section 5.4 of the Participation Agreement (it being understood, however, that the Construction Agent may be reimbursed for Property Costs paid by it prior to the occurrence of the events described in clauses (x) and (y) to the extent permitted under Section 5.17 of the Participation Agreement). The Construction Agent acknowledges that any liability resulting to any Primary Financing Party or any other Indemnified Person as a result of or arising from any permitted contest, or act or omission of the Construction Agent or its designees with respect to such permitted contest will be a Claim subject to indemnification, and subject to the limitations regarding indemnification, under Section 11 of the Participation Agreement;

     (ix) enforcing or causing the enforcement in all material respects of performance by each party to each Construction Document of its respective obligations, warranties and other design, construction and other obligations with respect to the design, engineering, construction and completion of the Improvements on the Land or pursuing remedies with respect to the breach of those obligations, in each case, as deemed appropriate by the Construction Agent in its discretion; and

     (x) using the proceeds of any insurance maintained with respect to the Improvements to complete construction of or rebuild any portion of such Improvements with respect to a Casualty or Condemnation and to fund all Interest accrued on the Loans and Lessor Yield accrued on the Lessor Advances and (to the extent not duplicative) all Capitalized Costs during the Construction Period or rebuild, provided that the foregoing shall not affect the Construction Agent’s right to purchase the Property in accordance with Article XX of the Lease which shall be applicable during the Construction Period and is hereby incorporated herein by reference, mutatis mutandis.

     (b) Neither the Construction Agent nor any Construction Agency Person shall enter into any contract or consent to any contract in the name of the Lessor without the Lessor’s prior written consent, such consent to be given or withheld in the exercise of the Lessor’s reasonable discretion (acting at the direction of the Agent); provided, however, that (i) no such contract will increase the obligations of the Lessor beyond the obligations of the Lessor as are expressly set forth in the Operative Agreements and (ii) each such contract shall be expressly non-recourse to the Lessor on terms and conditions that are reasonably acceptable to the Lessor, (iii) each such contract shall expressly acknowledge that the Lessor shall not have any liability, as principal for the acts of the Construction Agent under such contracts or for the acts of any other Construction Agency Person, (iv) each such contract shall contain an express waiver of the other party’s rights to assert any Lien or Claim against the Lessor arising out of any such purported agency relationship, and (v) each such contract shall otherwise be on terms and conditions that are reasonably acceptable to the Lessor. It is deemed to be reasonable for the Lessor to withhold its consent to any contract which fails to comply, in the Lessor’s judgment, with any of clauses (i) through (v) of this subparagraph (b).

     (c) Subject to the terms and conditions of this Agreement and the other Operative Agreements, the Construction Agent shall have sole management and control over the installation, construction and testing means, methods, sequences and procedures with respect to the Property.

     (d) As between the Lessor and the Construction Agent, the Construction Agent shall be responsible for all acts or omissions of each Construction Agency Person. The Lessor and the Construction Agent agree that the Construction Agent shall at all times be deemed to be in possession and control of the Property at all times until such possession and control is relinquished pursuant to the terms of the Operative Agreements.

     2.5 Delegation of Duties

     The Construction Agent may execute any of its duties under this Agreement by or through any Construction Agency Person; provided, however, that no such delegation shall limit or reduce in any way the Construction Agent’s duties, obligations or liabilities under this Agreement or any other Operative Agreement.

     2.6 Covenants of the Construction Agent.

     The Construction Agent hereby covenants and agrees that it will:

     (a) cause the design, procurement, development, acquisition, installation, construction, repair, renovation, replacement, engineering and testing of the Property to be prosecuted in a good and workmanlike manner (subject to Force Majeure Events), and respecting the Property in accordance with the Construction Documents, the Legal Requirements (including without limitation Environmental Laws), the Insurance Requirements, the applicable contracts relating to the Improvements, the Equipment, other components of the Property and procurement of construction materials, the manufacturer’s specifications and standards, prevalent industry practices and otherwise in accordance with Section 3.1 unless the failure to comply with the foregoing is not reasonably likely to give rise to a Material Adverse Effect; provided, however, the foregoing shall not limit the Construction Agent’s right to engage in permitted contests in accordance with Section 3.10;

     (b) not commence construction with respect to any Improvements on a date that is within six (6) months prior to the Construction Period Termination Date;

     (c) notify the Agent in writing not more than ten (10) Business Days after the Construction Agent or any Affiliate of the Construction Agent obtains Actual Knowledge of, or its receipt of oral or written notification of, the occurrence of any Force Majeure Event or an event under any Construction Document if such event is, in the reasonable judgment of the Construction Agent or such Affiliate of the Construction Agent, reasonably likely to prevent Completion of the Property prior to the Construction Period Termination Date or result in a Force Majeure Event;

     (d) [Reserved];

     (e) at all times during the Construction Period (i) cause the Lessor to retain an enforceable ground leasehold interest in the Property pursuant to the Ground Lease, an enforceable interest in the Appurtenant Rights and ownership of the portions of the Property not subject to the Ground Lease or the Appurtenant Rights, (ii) cause a valid, perfected, first priority Lien on the Property and the Collateral to be in place in favor of the Agent (for the benefit of the Secured Parties and securing the obligations owed to such party pursuant to the Operative Agreements), (iii) file all necessary documents under the applicable real property law and Article 9 of the Uniform Commercial Code to perfect such title and Liens and (iv) not permit Liens (other than Permitted Liens or Lessor Liens) to be filed or maintained respecting the Property or the Collateral;

     (f) on or prior to the Closing Date, deliver to the Agent (for the benefit of the Lessor) true, complete and correct copies of the Construction Budget and the Construction Schedule therefor, together with evidence of builders’ risk insurance. Thereafter, the Construction Agent, on a monthly basis, shall deliver to the Lessor true, correct and complete copies of any material modifications of the Construction Budget or the Construction Schedule and progress reports regarding the development, acquisition, installation, construction and testing of the Property, in a format acceptable to the Lessor;

     (g) to the fullest extent commercially available, procure insurance for the Property during the Construction Period in accordance with the provisions of Section 3.5 and, as the Lessor shall otherwise reasonably request from time to time, for such risks, which the Lessor determines are not otherwise sufficiently covered by the Construction Agent and otherwise comply with all Insurance Requirements;

     (h) include in the Construction Budget and maintain Available Commitments in amounts equal to or greater than the cost for Completion plus all deductible amounts, if any, regarding insurance policies related to the Property in place from time to time pursuant to the Operative Agreements and also for the amount of all insurable losses regarding the Property that are not insured;

     (i) on or before the Construction Period Termination Date, cause the Commencement Date to occur with respect to the Property free and clear (by removal or bonding) of Liens or claims for materials supplied or labor or services performed in connection with the development, acquisition, installation, construction or testing thereof other than Permitted Liens in compliance with the terms and provisions of the Operative Agreements; provided, notwithstanding the foregoing, upon the occurrence of any Force Majeure Event, Casualty or Condemnation, the Construction Agent shall provide the Lessor with written notice detailing such Force Majeure Event, Casualty or Condemnation and the reasonable manner in which the Construction Agent shall address the same in order to achieve Completion of the Property in accordance with the Operative

Agreements and in such notice, the Construction Agent may request an extension of the Construction Period Termination Date for up to sixty (60) days to the extent reasonably necessary to address such Force Majeure Event, Casualty or Condemnation; provided, further, upon receipt of such a notice, the Lessor shall acknowledge in writing the extension of the Construction Period Termination Date as requested;

     (j) following Completion for the Property, cause all outstanding punch list items and Final Completion Work to be completed in a timely manner, but in no event later than the Expiration Date;

     (k) procure, maintain and comply with all licenses, permits, orders, approvals, consents and other authorizations required for the acquisition, installation, testing, use, development, construction, operation, maintenance, repair, refurbishment and restoration of the Property;

     (l) from and after the occurrence of any Agency Agreement Default or Agency Agreement Event of Default, the Construction Agent shall not cause or permit itself to become obligated for any other payment obligation pursuant to any Construction Document, Construction Material or any other payment obligation with respect to the Property; provided, to the extent the Construction Agent does obligate itself for any such additional payment obligation from and after the occurrence of any Agency Agreement Default or Agency Agreement Event of Default, the Construction Agent acknowledges it shall have no right of reimbursement from any Financing Party with respect to such additional payment obligation;

     (m) ensure that each Construction Document with respect to the Property is a contract for a firm price or a stipulated sum with one or more Contractors presenting one or more payment and performance bonds in an aggregate amount equal to the firm price or stipulated sum of each such contract, which contract shall (i) satisfy the requirements of this Agreement and (ii) be otherwise reasonably acceptable to the Agent, the Lessor and the Lenders in their sole discretion;

     (n) neither demand nor accept any fees or other compensation for the performance of its services under this Agreement or any other Operative Agreement;

     (o) after the Construction Agent gains Actual Knowledge or a reasonable expectation that the costs for the Property shall exceed the original Construction Budget (or exceed any Construction Budget modified in accordance with the Operative Agreements) for the Property, that construction is not occurring in accordance with the Construction Schedule or that Completion for the Property shall not occur on or prior to the Construction Period Termination Date, the Construction Agent shall promptly (and in any event within ten (10) Business Days of gaining such Actual Knowledge or expectation) notify the Lessor and the Agent in writing of the same;

     (p) pay or cause to be paid upon demand all Construction Period Required Amounts;

     (q) promptly notify the Lessor and the Agent in the event it receives Actual Knowledge that a Lien other than a Permitted Lien has occurred with respect to the Property or any amounts payable pursuant to this Agreement or any other Operative Agreement, and the Construction Agent represents and warrants to, and covenants with, the Lessor that the Liens in favor of the Lessor and/or the Agent created by the Operative Agreements are (and shall remain until all amounts owing to the Financing Parties under the Operative Agreements have been paid in full) first priority perfected Liens subject only to Permitted Liens and Lessor Liens. At all times prior to the Commencement Date respecting the Property, the Construction Agent shall (i) cause a valid, perfected, first priority Lien subject only to Permitted Liens and Lessor Liens on the Property to be in place in favor of the Agent (for the benefit of the Secured Parties) and (ii) file, or cause to be filed, all necessary documents under applicable real property law and Article 9 of the Uniform Commercial Code to perfect such title and Liens;

     (r) not exceed the scope of its authority or violate the terms and conditions of this Agreement;

     (s) take all commercially reasonable measures necessary to prevent the occurrence of any and all acts, omissions or circumstances giving rise to Claims against any Financing Party respecting the Property or in connection with such Financing Party’s role in the Operative Agreements;

     (t) take all commercially reasonable and lawful measures necessary to defend against any Condemnation by any Governmental Authority regarding the Property prior to the Completion of the Property;

     (u) take or cause to be taken commercially reasonable and practical steps to minimize liabilities of the Lessor or the Agent or any Primary Financing Party regarding delays, increased costs and the disruption of the construction process arising from Force Majeure Events, Casualties and Condemnations;

     (v) the Construction Agent shall not incur nor allow the incurrence of any Property Costs, individually or in the aggregate, (i) in excess of the sum of the aggregate Available Commitments as of the date of determination thereof or (ii) that would or could reasonably be expected to cause the Construction Budget not to be In Balance; and

     (w) the Construction Agent shall make (or cause to be made through Advances) all payments required to be made by Lessor and perform (or cause to be performed) all obligations of Lessor (whether such payment or other obligations are now existing or hereinafter arising) pursuant to the Ground Lease or with respect to any of the Appurtenant Rights, except for any such payment or other obligations which are expressly retained by the Lessor pursuant to Section 1 of the Ground Lease.

ARTICLE III
THE PROPERTY

     3.1 Construction.

     The Construction Agent shall cause the Improvements, the Equipment and all other components of the Property to be developed, acquired, installed, constructed and tested in compliance with all Legal Requirements, all Insurance Requirements, all manufacturer’s specifications and standards and the standards maintained by the Construction Agent for similar properties owned or operated by the Construction Agent, and all specifications and standards applicable to properties of the Construction Agent which are similar to the Permitted Facilities.

     3.2 Amendments; Modifications.

     (a) The Construction Agent may at any time revise, amend or modify (i) the Plans and Specifications without the consent of the Lessor; provided, that any such amendment to the Plans and Specifications does not (A) result in the Completion Date of the Improvements occurring on or after the Construction Period Termination Date, or (B) result in the cost of all Improvements exceeding the Budgeted Total Property Cost, as amended from time to time, or (C) result in the cost yet to be funded or reimbursed of all Improvements and (to the extent not duplicative) all Capitalized Costs exceeding an amount equal to the then Available Commitments, and (ii) the Construction Budget and enter into any related amendments, modifications or supplements without the consent of the Lessor; provided, that (A) after such revisions, amendments or modifications to the Plans and Specifications or related amendments, modifications or supplements to the Construction Budget the Construction Budget (after accounting for without limitation the Capitalized Costs) remains In Balance and (B) such revisions, amendments or modifications to the Plans and Specifications or related amendments, modifications or supplements to the Construction Budget do not result in any breach or default under any relevant construction contract. Notwithstanding the foregoing, it is specifically understood and agreed that if at any time the total Property Costs remaining to be expended or reimbursed exceed the then Available Commitments (reduced by the Unfunded Amount), an Agency Agreement Event of Default shall be deemed to have occurred and the Construction Agent shall have the right to purchase set forth in Section 5.3(c), in which case the limitations on recourse set forth in Section 5.4 shall not apply.

     (b) The Construction Agent agrees that it will not implement any revision, amendment or modification to the Construction Documents for the Property if the effect of such revision, amendment or modification, when taken together with any previous or contemporaneous revision, amendment or modification to the Construction Documents for the Property, would have a material adverse effect on the utility, useful life or the residual value of the Property or would cause a material reduction in the fair market value of the Property in excess of the cost reduction (if any) of such revision, amendment or modification of the Property when completed, unless such revision, amendment or modification is required by Legal Requirements or Insurance Requirements.

     (c) Upon the occurrence of any Construction Failure or Extra Budget Cost, the Lessor may (i) modify the Construction Documents for the Property in the sole discretion of the Lessor, (ii) inform the Construction Agent that the Construction Agent no longer has the right to modify any Construction Documents without the prior written consent of the Lessor, (iii) reorient or change the location of any of the Improvements, (iv) change the scope of the Property, (v) inform the Construction Agent to stop in part or in whole Work and all other activities as Construction Agent or (vi) replace the Construction Agent with another construction agent to finalize Completion of the Property. The costs and expenses incurred to finalize the Completion of the Property as referenced in the preceding sentence shall be paid, at the election of the Lessor, (x) by the Construction Agent on demand; provided, payment by the Construction Agent of such costs and expenses shall be part of (and limited by) the Maximum Amount for the Property or (y) by Advances to the extent the Lenders and the Lessor agree to fund the same.

     3.3 Insufficient Lender Commitments and Lessor Commitments.

     In the event the aggregate Available Commitments are insufficient or are determined by the Lessor, in its reasonable judgment, to be insufficient for Completion of the Property, then the Lessor may, in its sole discretion (except such discretion of Lessor in regard to Section 3.3(a) is subject to Section 5.17 of the Participation Agreement), elect to:

     (a) fund cost overruns (including in all cases all costs for Force Majeure Events, Casualties and Condemnations) with Commitments, provided such Commitments have been increased in accordance with the Operative Agreements at then available financing rates to sufficiently fund such cost overruns and the Budgeted Total Property Cost with respect to the Property;

     (b) replace the Construction Agent with a new construction agent selected by the Lessor; or

     (c) cease funding any or all amounts pursuant to the Operative Agreements.

     3.4 Grant of Security Interest.

In order to secure all Obligations (subject to the provisos to this sentence), the Construction Agent hereby conveys, grants, assigns, transfers, hypothecates, mortgages and sets over to the Lessor, for the benefit of the Secured Parties, a first priority security interest in and lien on all Construction Agent Personal Property Collateral and irrevocably grants and conveys unto Lea Stromire Johnson, as trustee (“Trustee”), with the POWER OF SALE for the benefit of Lessor (on behalf of the Secured Parties), all Construction Agent Real Property Collateral TO HAVE AND TO HOLD the foregoing rights, interests and properties, and all rights, estates, powers and privileges appurtenant thereto, as to Trustee, and her successors or substitutes in this trust, to her or their successors and assigns, in trust, however, upon the terms, provisions and conditions herein set forth; provided, however, the total principal amount of the Obligations

(including without limitation any and all future advances) may increase or decrease from time to time; provided, further, that the aggregate principal of the Obligations (including without limitation any and all future advances) secured hereby (which includes all current and future Obligations) shall not exceed at any one time the amount of THIRTY-TWO MILLION AND NO/100 DOLLARS ($32,000,000.00), plus interest and yield thereon, and other amounts, payments and premiums due on account thereof, and all other Obligations owing to the Secured Parties payable pursuant to or secured by the Operative Agreements. The Lessor and the Construction Agent further intend and agree that, for the purpose of securing the Obligations (subject to the provisos to this sentence), (i) this Agreement shall be a security agreement personal property financing statement and fixture financing statement within the meaning of Article 9 of the applicable Uniform Commercial Code respecting the Construction Agent Personal Property Collateral and an irrevocable grant unto the Trustee of the Construction Agent Real Property Collateral and (ii) notifications to Persons holding any Construction Agent Personal Property Collateral or Construction Agent Real Property Collateral, and acknowledgments, receipts or confirmations of such notifications from financial intermediaries, bankers or agents (as applicable) of the Construction Agent shall be deemed to have been given for the purpose of perfecting such liens, security interests and deeds of trust to the extent such notifications are effective under applicable law; provided, however, the total principal amount of the Obligations (including without limitation any and all future advances) may increase or decrease from time to time; provided, further, that the aggregate principal of the Obligations (including without limitation any and all future advances) secured hereby (which includes all current and future Obligations) shall not exceed at any one time the amount of THIRTY-TWO MILLION AND NO/100 DOLLARS ($32,000,000.00), plus interest and yield thereon, and other amounts, payments and premiums due on account thereof, and all other Obligations owing to the Secured Parties payable pursuant to or secured by the Operative Agreements. The Construction Agent shall promptly take such actions as necessary (including without limitation the filing of Primary Financing Party Financing Statements and the various other filings reasonably requested by the Lessor) to ensure that the liens, security interests and deeds of trust in the Construction Agent Personal Property Collateral and the Construction Agent Real Property Collateral granted by this Section 3.4 shall be perfected liens, security interests or deeds of trust of first priority (subject only to Permitted Liens and Lessor Liens) under applicable law and will be maintained as such throughout the term of this Agreement. To the extent this Agreement shall act as a deed of trust, the provisions of the Agency Agreement Addendum-Deed of Trust attached hereto shall also apply; provided, in the event of a conflict, the terms of this Agreement or the Agency Agreement Addendum-Deed of Trust, as the case may be, which provide the most expansive rights to the Lessor shall govern.

     3.5 Insurance.

     (a) Insurance By the Construction Agent: The Construction Agent shall maintain or cause others to maintain regarding the Property in full force and effect at all times during the Construction Period, insurance policies with (i) responsible insurance companies authorized to do business in Maryland (if so required by law or regulation)

with (A) an A.M. Best’s Key Rating Guide rating of A or better and a financial size category of XI or higher, unless otherwise approved by the Lessor and the Agent or (B) an S&P or Moody’s financial strength rating of A or A2, respectively, or higher, unless otherwise approved by the Lessor and the Agent, or (ii) other companies acceptable to the Lessor and the Agent with limits and coverage provisions sufficient to satisfy the requirements set forth below. In addition, the Construction Agent shall from time to time, but at intervals of not less than twelve (12) months each, undertake all actions and due diligence as reasonably necessary to determine whether the insurance coverage maintained by, or caused to be maintained by, the Construction Agent pursuant to this Agreement is in compliance with all of the requirements of this Agreement, including any increases in coverage required as a result of any change in any applicable Laws, and if the Construction Agent determines that such insurance coverage does not meet such requirements, it agrees to promptly cause such coverage to comply with such requirements and to notify the Lessor and the Agent of the steps being taken by the Construction Agent to do so.

     (1) General Liability Insurance: Liability insurance on an occurrence basis against claims filed anywhere in the world and occurring in the United States for the Construction Agent’s, each contractor’s and each subcontractor’s liability of any tier arising out of claims for bodily injury, personal injury and property damage. Such insurance shall provide coverage for products-completed operations (which coverage shall remain in effect for a period of at least five (5) years following the end of the Construction Period), blanket contractual, broad form property damage, personal injury insurance and independent contractors with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage. A maximum deductible or self-insured retention of $250,000 per occurrence shall be allowed.

     (2) Automobile Liability Insurance: Automobile liability insurance for the Construction Agent’s liability arising out of claims for bodily injury and property damage covering all owned (if any), leased (if any), non-owned and hired vehicles used in the performance of the Construction Agent’s obligations under this Agreement with a $1,000,000 minimum limit per accident for combined bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable. A maximum deductible or self-insured retention of $1,000 per occurrence shall be allowed.

     (3) Workers Compensation: Workers Compensation insurance, which shall include Stop Gap, with a minimum limit of the statutory limits for Part A and a $100,000/$500,000/$1,000,000 minimum limit for employer liability.

     (4) Umbrella or Excess Liability Insurance: Umbrella or excess liability insurance on an occurrence basis covering claims in excess of the underlying insurance described in the foregoing subsections (1) and (3), with a $25,000,000 minimum limit per occurrence, such insurance shall contain a provision that it will not be more restrictive than the primary insurance, provided that aggregate limits of liability, if any, shall apply separately to claims occurring with respect to the Improvements.

     The amounts of insurance required in the foregoing subsections (1), (3) and this subsection (4) may be satisfied by the Construction Agent or any other Person, as applicable, purchasing coverage in the amounts specified or by any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified above.

     (5) [Reserved.]

     (6) Builder’s Risk Insurance: During the Construction Period with respect to the Property, property damage insurance on an “all risk” basis naming the Lessor and the Agent (on behalf of the Secured Parties) as loss payees, including coverage for the perils of earth movement (including but not limited to earthquake, landslide, subsidence and volcanic eruption), wind, flood, terrorist acts, if commercially available for similar operations in the mid-Atlantic region of the United States, at commercially reasonable cost, a boiler and machinery accidents.

     (A) Property Covered: The builder’s risk insurance shall provide coverage for (i) the buildings, all fixtures, materials, supplies, machinery and Equipment of every kind to be used in, or incidental to, the Construction if the acquisition of any such item was funded with one or more Advances (ii) new underground works, sidewalks, paving, site works and excavation works and landscaping, (iii) the Improvements, (iv) property of others in the care, custody or control of the Construction Agent or of a contractor to the extent the Construction Agent is under obligation to insure for physical loss or damage, (v) all preliminary works and temporary works, (vi) foundations and other property below the surface of the ground, and (vii) electronic equipment and media.

     (B) Additional Coverages: The builder’s risk policy shall insure (i) the cost of preventive measures to reduce or prevent a loss, (ii) inland transit with sub-limits sufficient to insure the largest single shipment to or from the Land from anywhere within the United States or Canada, (iii) attorney’s fees, engineering and other consulting costs, and permit fees directly incurred in order to repair or replace damaged insured property, (iv) expediting expenses, (v) off-site storage with sub-limits sufficient to insure the full replacement value of any property or equipment not stored on the Land, (vi) the removal of debris, and (vii) demolition and increased costs of construction due to the operation of building laws or ordinances in an amount not less than $5,000,000.

     (C) Special Clauses: The builder’s risk policy shall include (i) a 72 hour flood/storm/earthquake clause, (ii) an unintentional errors and omissions clause, (iii) a requirement that the insurer pay losses within 30 days after receipt of an acceptable proof of loss or partial proof of loss, (iv) an other insurance clause making this insurance primary over any other insurance (except any such builder’s risk policy placed and maintained by the Lessor or an Affiliate of the Lessor which covers the Property) and (v) a clause stating that the policy shall not be subject to cancellation by the insurer except for non-payment of premium, fraud or material misrepresentation.

     (D) Prohibited Exclusions: The builder’s risk policy shall not contain any (i) coinsurance provisions, or (ii) exclusion for loss or damage resulting from freezing or mechanical breakdown.

     (E) Sum Insured: The builder’s risk policy shall (i) be on a completed value form, with no periodic reporting requirements, (ii) insure 100% of the replacement value of the Improvements (except with respect to flood and earthquake, in each such case, the policy shall be in an amount not less than $10,000,000) and (iii) value losses at replacement cost, without deduction for physical depreciation or obsolescence including custom duties, taxes and fees (if rebuilt or repaired).

     (F) Deductible: The builder’s risk insurance shall have no deductible greater than $50,000 per occurrence for all coverage.

     (7) Bonding: With respect to the Property, the Construction Agent shall cause to be maintained a performance bond or comparable insurance program to manage the financial risks of failure to perform of each Construction Agency Person. Such obligation of the Construction Agent may be satisfied by the Construction Agent causing a contractor (such contractor to be acceptable to the Lessor and the Agent) to maintain such performance bond or insurance program. The amount of the performance bond or comparable insurance shall have a policy limit no less than $10,000,000 per occurrence and $32,000,000 in the aggregate.

     (8) Deductibles: Such insurance shall (A) have a deductible of not greater than 30 days aggregate for all occurrences. during the Construction Period, (B) have an indemnity period not less than 12 months, (C) include an interim payments (or partial payment) clause allowing for the monthly payment of a claim pending final determination of the full claim amount, (D) cover loss sustained when access to the Land is prevented due to an insured peril at premises in the vicinity of the Land, (E) cover loss sustained due to the action of a public authority preventing access to the Land due to imminent or actual loss or destruction arising from an insured peril at premises in the vicinity of the Land, (F) insure loss caused by damage to finished equipment or machinery while awaiting shipment at a supplier’s premises, (G) insure loss caused by damage or mechanical breakdown to construction plant and equipment at the Land not already insured by Section (6) above, (H) not contain any form of a coinsurance provision or include a waiver of such provision and (I) cover loss sustained due to the accidental interruption or failure of supplies of electricity, gas, sewers, water or telecommunication up to the terminal point of the utility supplier with the Land.

     (9) Endorsements: All policies of liability insurance required to be maintained by the Construction Agent shall be endorsed as follows:

     (A) To name the Lessor and each Financing Party as additional insureds;

     (B) To provide a severability of interests and cross liability clause;

     (C) That the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the Lessor.

     (10) Waiver of Subrogation: The Construction Agent hereby waives any and every claim for recovery from the Lessor for any and all loss or damage covered by any of the insurance policies to be maintained under this Agreement to the extent that such loss or damage is recovered under any such policy. Inasmuch as the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other Person), the Construction Agent shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

     (b) Conditions:

     (1) Loss Notification: The Construction Agent shall promptly notify the Agent of any single loss or event likely to give rise to a claim against an insurer for an amount in excess of $1,000,000 covered by any insurance maintained pursuant to this Agreement.

     (2) Payment of Loss Proceeds: All policies of insurance required to be maintained pursuant to Sections 3.5(a)(6), (7) and (8), shall provide that the proceeds of such policies shall be payable solely to the Lessor and the Agent.

     (3) Loss Adjustment and Settlement: A loss under any insurance required to be carried under Sections 3.5(a)(6), (7) and (8), shall be adjusted with the insurance companies, including the filing in a timely manner of appropriate proceedings, by the Construction Agent, subject to the approval of the Lessor and the Agent if such loss is in excess of $1,000,000. In addition the Construction Agent may in its reasonable judgment consent to the settlement of any loss, provided that in the event that the amount of the loss exceeds $1,000,000 the terms of such settlement is concurred with by the Lessor and the Agent.

     (4) Policy Cancellation and Change: All policies of insurance required to be maintained pursuant to Section 3.5(a) shall be endorsed so that if at any time should they be canceled, or coverage be reduced (by any party including the insured) which affects the interests of any Financing Party, such cancellation or reduction shall not be effective as to any Financing Party for 60 days, except for non-payment of premium which shall be for 10 days, after receipt by the Lessor and the Agent of written notice from such insurer of such cancellation or reduction.

     (5) Miscellaneous Policy Provisions: All policies of insurance required to be maintained pursuant to Sections 3.5(a)(6), (7) and (8), shall (i) not include any annual or term aggregate limits of liability except as regards the insurance applicable to the perils of flood and earth movement and pollutant clean up of land and water at the Land (project site), (ii) shall include the Lessor and the Agent as additional insured and as sole loss payee, as their interest may appear, and (iii) include a clause requiring the insurer to make final payment on any claim within 30 days after the submission of proof of loss and its acceptance by the insurer.

     (6) Separation of Interests: All policies (other than in respect to liability or workers compensation insurance) shall insure the interests of the Lessor and the Agent regardless of any breach or violation by the Construction Agent or any other party of warranties, declarations or conditions contained in such policies, any action or inaction of the Construction Agent or others.

     (7) Acceptable Policy Terms and Conditions: All policies of insurance required to be maintained pursuant to this Agreement shall contain terms and conditions acceptable to the Lessor in Lessor’s reasonable discretion.

     (8) Waiver of Subrogation: All policies of insurance to be maintained by the provisions of this Agreement shall provide for waivers of subrogation in favor of the Lessor and the Agent.

     (c) Evidence of Insurance: On the Closing Date and at least 10 days prior to each policy anniversary, the Construction Agent shall furnish the Lessor and the Agent with (1) certificates of insurance or binders, in a form acceptable to the Lessor and the Agent, evidencing all of the insurance required by the provisions of this Agreement and (2) a schedule of the insurance policies held by or for the benefit of the Construction Agent and required to be in force by the provisions of this Agreement. Such certificates of insurance/binders shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certificates of insurance/binders shall identify underwriters, the type of insurance, the insurance limits and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Agreement. Upon request, the Construction Agent will promptly furnish the Lessor and the Agent with copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained by the Construction Agent. The schedule of insurance shall include the name of the insurance company, policy number, type of insurance, major limits of liability and expiration date of the insurance policies.

     (d) Reports: Concurrently with the furnishing of the certification referred to in Section 3.5(c), the Construction Agent shall furnish the Lessor and the Agent with a report of an independent broker, signed by an officer of the broker, stating that in the opinion of such broker, the insurance then carried or to be renewed is in accordance with the terms of this Agreement and attaching an updated copy of the schedule of insurance required by Section 3.5(c) above. In addition the Construction Agent will advise the Lessor and the Agent in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Construction Agent which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by the Construction Agent pursuant to this Agreement.

     (e) No Duty of Agent to Verify or Review: No provision of this Agreement shall impose on any Financing Party any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Construction Agent, nor shall any Financing Party be responsible for any representations or warranties made by or on behalf of the Construction Agent to any insurance company or underwriter. Any failure on the part of any Financing Party to pursue or obtain the evidence of insurance required by this Agreement from the Construction Agent and/or failure of any Financing Party to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Agreement.

     (f) Insurance Premiums and Deductibles: The Construction Agent shall be permitted to submit Requisitions for reimbursement of amounts expended by the Construction Agent for insurance premiums and deductibles for the insurance policies required pursuant to this Agreement. Such Requisitions shall be eligible for funding in accordance with the conditions precedent described in Sections 5.3 and 5.4 of the Participation Agreement.

     3.6 Casualty, Condemnation and Environmental Violation.

     (a) Subject to the provisions of this Section 3.6 and prior to the occurrence and continuation of an Agency Agreement Default or an Agency Agreement Event of Default, the Construction Agent shall, prior to the Commencement Date for the Property, be entitled to receive (and the Lessor hereby irrevocably assigns to the Construction Agent all of the right, title and interest of the Lessor in) any condemnation proceeds, award, compensation or insurance proceeds under Section 3.5(b) to which the Construction Agent or the Lessor may become entitled by reason of their respective interests in the Property, (i) if all or a portion of the Property is damaged or destroyed in whole or in part by a Casualty or (ii) if the use, access, occupancy, easement rights or title to the Property or any part thereof is the subject of a Condemnation; provided, however, if an Agency Agreement Default or Agency Agreement Event of Default shall have occurred and be continuing or if such award, compensation or insurance proceeds shall exceed $1,000,000, then such award, compensation or insurance proceeds (including without limitation any Excess Proceeds) shall be paid directly to the Lessor or, if received by the Construction Agent, shall be held in trust for the Lessor, and shall be paid over by the Construction Agent to the Lessor and held in accordance with the terms of this Section 3.6. All amounts held by the Lessor hereunder on account of any award, compensation or insurance proceeds either paid directly to the Lessor or turned over to the Lessor shall be held as security for the performance of the Construction Agent’s obligations hereunder and under the other Operative Agreements and (X) to the extent no Agency Agreement Default or Agency Agreement Event of Default shall have occurred and be continuing at such time, the Lessor shall pay such amounts so held by the Lessor to the Construction Agent to reimburse the Construction Agent for the costs it incurs to restore and repair the Property pursuant to Section 3.6(c); (provided, prior to such reimbursement, the Construction Agent must give the Lessor reasonable evidence of such restoration and repair work) with any excess amounts held by the Lessor hereunder after completion of such restoration or repair to be paid to the Construction Agent or (Y) to the extent an Agency Agreement Default or an Agency Agreement Event of Default shall have occurred and be continuing at such time, all amounts so held by the Construction Agent shall be paid over to the Lessor until all such obligations of the Construction Agent with respect to such matters (and all other obligations of the Construction Agent which should have been satisfied pursuant to the Operative Agreements as of such date have been satisfied and no Agency Agreement Default or Agency Agreement Event of Default is then continuing).

     (b) The Lessor and the Construction Agent agree that prior to the termination of this Agreement at the end of the Construction Period (subject to the exceptions stated in Sections 2.3(i), (ii) and (iii)) this Agreement shall control the rights of the Lessor and the Construction Agent in and to any award, compensation or insurance payment on account of any Casualty or Condemnation.

     (c) Subject to Section 3.6(d), if the Construction Agent shall receive notice or otherwise have Actual Knowledge of a Casualty, Condemnation or Force Majeure Event prior to the Commencement Date, the Construction Agent shall give notice thereof to the Lessor promptly after the Construction Agent’s receipt of such notice or gaining such Actual Knowledge. In the event such a Casualty, Condemnation or Force Majeure Event occurs (regardless of whether the Construction Agent gives notice or has Actual Knowledge thereof), then the Construction Agent shall (subject to reimbursement in accordance with Section 3.6(a) and subject to reimbursement in accordance with the procedures for obtaining Advances set forth in the Operative Agreements), promptly and diligently repair any damages to the Property in accordance with Section 3.6(a) and otherwise in conformity with the Construction Documents and in accordance with all applicable Legal Requirements and Insurance Requirements, so as to restore the Property to the same or a greater remaining economic value, useful life, utility, condition, operation and function as existed immediately prior to such Casualty, Condemnation or Force Majeure Event (assuming all construction requirements pursuant to the Operative Agreements and the applicable construction contracts have been satisfied) and on or before the Construction Period Termination Date. In such event, the Lessor shall retain its leasehold interest pursuant to the Ground Lease regarding the Property, its interest in the Appurtenant Rights and its ownership of such portion of the Property not subject to the Ground Lease or the Appurtenant Rights.

     (d) If the Construction Agent reasonably determines that a Force Majeure Event will cause Completion of the Property to occur later than the Construction Period Termination Date, the Construction Agent may request that the Construction Period Termination Date be extended by the Lessor for the period (not to exceed ninety (90) days following the original Construction Period Termination Date) reasonably necessary to achieve Completion of the Property in light of the event or circumstances giving rise to such Force Majeure Event. Any such request shall be in writing delivered to the Lessor and the Agent and shall contain a certification by the Construction Agent with respect to the Property (1) describing the facts and circumstances giving rise to such Force Majeure Event, the expected duration of such delay resulting in such Force Majeure Event and the date the Construction Agent reasonably believes Completion will be achieved, (2) that the remaining Available Commitments, together with insurance proceeds paid and Other Available Amounts received, if any, with respect to such Force Majeure Event, are adequate to achieve Completion and rebuild or restore any portion of the Property not constituting part of the Improvements within such extension period in accordance with the applicable Construction Materials and Construction Documents (including the Capitalized Costs accruing during such extension period), (3) that the occurrence of such Force Majeure Event and the construction repairs or restoration to occur following such date will not materially affect the appraised value of the Property set forth in the Appraisal delivered pursuant to the Participation Agreement, (4) that there are proceeds from Other Available Amounts which are sufficient to remediate all Force Majeure Losses arising from Force Majeure Events and that the Construction Agent will cause such Other Available Amounts to be applied to remediate such losses, and (5) the Construction Agent shall have caused any necessary Construction Changes to be made as necessary to effectuate such extension; provided, the Property shall in all events shall be a Permitted Facility. The Construction Agent shall also supply to the Lessor and the Agent such other information as each such Person may reasonably request. The consent of the Lessor under this Section 3.6(d) shall not be withheld or delayed if the determination is made that the request meets the requirements set forth herein in all material respects.

     (e) Notwithstanding any provision to the contrary contained herein without increasing any obligation of the Construction Agent hereunder, should a Casualty, Condemnation or Force Majeure Event with respect to the Property occur during the Construction Period, the Construction Agent shall have no recourse liability to fund any shortfall in the available insurance proceeds and/or Condemnation proceeds required to repair and restore the Property and to cause Completion of the Property unless such shortfall arose as a result of or was otherwise caused by a Construction Agent Related Event, a Full Recourse Event of Default, any Environmental Violation or any other environmental matter giving rise to an indemnity claim pursuant to the Operative Agreements in which case, unless the Construction Agent purchases the Property for the Termination Value, the Construction Agent shall be liable for such shortfall. “Construction Agent Related Event” shall mean any act or omission of the Construction Agent or any other Construction Agency Person, including without limitation any breach by any such Person under any Operative Agreement (including the insurance provisions of this Agreement) or by any such Person under any Construction Document.

     (f) Promptly upon the Construction Agent’s Actual Knowledge of the presence of Hazardous Substances in any portion of the Property in concentrations and conditions that constitute an Environmental Violation and which, in the reasonable opinion of the Construction Agent, the cost to undertake any legally required response, clean up, remedial or other action will or might result in a cost to the Construction Agent of more than $50,000, the Construction Agent shall notify the Lessor in writing of such condition. In the event of any Environmental Violation (regardless of whether notice thereof must be given), the Construction Agent shall, not later than thirty (30) days after the Construction Agent has Actual Knowledge of such Environmental Violation, at the Construction Agent’s sole cost and expense (subject to Section 5.1(q)), promptly and diligently undertake and diligently complete any response, clean up, remedial or other action (including without limitation the pursuit by the Construction Agent of appropriate action against any off-site or third party source for contamination) necessary to remove, cleanup or remediate the Environmental Violation in accordance with all Environmental Laws. (Lessor acknowledges that (i) the reporting of a Release of any Hazardous Substance from any off-site point source, not caused in any way by the Construction Agent, to the applicable governmental authorities or (ii) the commencement and prosecution of appropriate legal proceedings with a governmental agency or court of competent jurisdiction and the diligent prosecution of such proceedings as a result of such Release shall, in the case of (i) or (ii) above, fulfill (subject to the provisos to this sentence) the Construction Agent’s obligations contained in the immediately preceding sentence; provided, however, that (x) in the case of the foregoing (i) above, if the Construction Agent does not cause the diligent completion of any response, clean-up, remedial or other action necessary to remove, clean-up or remediate the Environmental Violation in accordance with all Environmental Laws prior to the expiration of the term of this Agreement, then (I) Section 15.2 of the Lease shall govern (if and to the extent the Initial Term has commenced) and (II) the Construction Agent shall fulfill its obligations as set forth in the preceding sentence as if this sentence were null and void (if and to the extent the Initial Term has not commenced) and (y) in the case of the foregoing (ii) above, if Lessee does not substantially prevail in such prosecution and cause the diligent completion of any response, clean-up, remedial or other action necessary to remove, clean-up or remediate the Environmental Violation in accordance with all Environmental Laws prior to the expiration of the term of this Agreement, then (I) Section 15.2 of the Lease shall govern (if and to the extent the Initial Term has commenced) and (II) the Construction Agent shall fulfill its obligations as set forth in the preceding sentence as if this sentence were null and void (if and to the extent the Initial Term has not commenced). Any such response, clean up, remedial or other action shall be timely completed in accordance with prudent industry standards and, upon completion of any such response, clean up, remedial or other action, the Construction Agent shall cause to be prepared by a reputable environmental consultant acceptable to the Lessor a report describing the Environmental Violation and the actions taken by the Construction Agent (or its agents) in response to such Environmental Violation, and a statement by the consultant that the Environmental Violation has been remedied in full compliance with applicable Environmental Law.

     (g) Promptly, but in any event within ten (10) Business Days from the date the Construction Agent has Actual Knowledge thereof, the Construction Agent shall provide to the Lessor written notice of any pending or threatened claim, action or proceeding involving any Environmental Law or any Release on or in connection with the Property. All such notices shall describe in reasonable detail the nature of the claim, action or proceeding and the Construction Agent’s proposed response thereto. In addition, the Construction Agent shall provide to the Lessor, within ten (10) Business Days of receipt, copies of all material written communications with any Governmental Authority relating to any Environmental Law in connection with the Property. The Construction Agent shall also promptly provide such detailed reports of any such material environmental claims as may reasonably be requested by the Lessor and the Lessor.

     3.7 Abandonment or Permanent Discontinuance.

     Until termination of the Agency Agreement, the Construction Agent shall promptly and diligently complete the development, acquisition, refinancing, installation, construction and testing of the Property in accordance with the Construction Documents and with the terms hereof and cause the date of Completion with respect to the Property to occur on or prior to the Construction Period Termination Date.

     If the Construction Agent shall abandon or permanently discontinue the construction and development of the Property (which abandonment or permanent discontinuance shall be deemed to have occurred if no work at the Property site is undertaken or completed during a period of forty-five (45) days or more for reasons other than a Force Majeure Event), then the Construction Agent shall pay to the Lessor, on a date designated by the Lessor, an aggregate amount equal to the liquidated damages amount referenced in Section 5.3(b) regarding the Property. On such date, the Lessor shall convey the Property to the Construction Agent in accordance with Section 20.2 of the Lease; provided, however, in the event the Lessor replaced the Construction Agent, the Lessor may not cite abandonment or discontinuance, which occurs after such replacement of the Construction Agent.

     3.8 Additions to the Property and Related Requirements.

     (a) The Construction Agent will provide the Lessor with prior written notice of any change of location of its principal place of business, the location of its chief executive office or the location of its jurisdiction of organization. Regarding the Property, the Lease Supplement shall correctly identify the initial location of the related

Equipment (if any) and Improvements (if any) and contain an accurate legal description for the related parcel of Land. The Equipment and Improvements respecting the Property will be located only at the location identified in the Ground Lease .

     (b) The Construction Agent will not attach or incorporate any item of Equipment to or in any other item of equipment or personal property, or to or in any real property, in a manner that could give rise to the assertion of any Lien (other than any Permitted Lien or Lessor Lien) on such item of Equipment by reason of such attachment or the assertion of a claim that such item of Equipment has become a fixture and is subject to a Lien in favor of a third party that is prior to the Liens thereon created by the Operative Agreements.

     (c) [Reserved.]

     (d) The Construction Agent shall not use or locate any component of the Property outside of Montgomery County, Maryland. The Construction Agent shall not move or relocate any component of the Property beyond the boundaries of the Land (comprising part of the Property) described in the Ground Lease, except for the temporary removal of Equipment and such personal property for repair or replacement and except as permitted pursuant to Section 3.8(e).

     (e) If any component of the Property becomes worn out, lost, destroyed, damaged beyond repair or otherwise permanently rendered unfit for use, the Construction Agent will within a reasonable time replace such component with a replacement component which is free and clear of all Liens (other than Permitted Liens and Lessor Liens) and has a value, utility and useful life at least equal to the component replaced (assuming the component replaced had been maintained and repaired in accordance with the requirements of this Agreement).

     (f) The Construction Agent shall cause to be delivered to the Lessor one (1) or more additional Appraisals (or reappraisals or updates of prior Appraisals of the Property) as the Lessor may request if and to the extent any of the Agent or any Primary Financing Party is required pursuant to any applicable Legal Requirement to obtain such Appraisals (or reappraisals or updates of prior Appraisals) and upon the occurrence of any Agency Agreement Event of Default.

     (g) The Lessor shall under no circumstances be required to build any improvements or install any equipment on the Property, make any repairs, replacements, alterations or renewals of any nature or description to the Property, make any expenditure whatsoever in connection with this Agreement or maintain the Property in any way. The Lessor shall not be required to maintain, repair or rebuild all or any part of the Property, and the Construction Agent waives the right to (i) require the Lessor to maintain, repair, or rebuild all or any part of the Property, or (ii) make repairs at the expense of the Lessor pursuant to any Legal Requirement, Insurance Requirement, contract, agreement, covenant, condition or restriction at any time in effect.

     3.9 Warranty of Title.

     The Construction Agent hereby acknowledges and shall cause (a) the Lessor to have a valid, enforceable ground leasehold interest pursuant to the Ground Lease in that portion of the Property subject to the Ground Lease and a valid, enforceable interest pursuant to the Appurtenant Rights in that portion of the Property subject to the Appurtenant Rights and (b) to the extent not subject to the Ground Lease, title in the Property (including without limitation all Equipment, all Improvements, all replacement components to the Property and all Modifications) immediately and without further action to vest in and be the property of the Lessor and to be subject to the terms of the Operative Agreements from and after the Closing Date or such date of incorporation into the Property. The Construction Agent agrees that, subject to the terms of Section 3.10 relating to permitted contests, the Construction Agent shall not directly or indirectly create or allow to remain, and shall promptly discharge at its sole cost and expense, any Lien, defect, attachment, levy, title retention agreement or claim upon the Property, any component thereof or any Modifications or any Lien, attachment, levy or claim with respect to any amounts held by the Lessor, the Agent or any Primary Financing Party pursuant to any Operative Agreement, other than Permitted Liens and the Lessor Liens. The Construction Agent shall promptly notify the Lessor in the event it receives Actual Knowledge that a Lien other than a Permitted Lien has occurred with respect to the Property or any other such amounts.

     3.10 Permitted Contests Other Than in Respect of Indemnities.

     Except to the extent otherwise provided for in Section 11 of the Participation Agreement, the Construction Agent, on its own or on the Lessor’s behalf may contest, by appropriate administrative or judicial proceedings or arbitration proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Legal Requirement, Imposition or any Lien, attachment, levy, encumbrance or encroachment and the Lessor agrees not to pay, settle or otherwise compromise any such item, provided, that (a) the commencement and continuation of such proceedings shall suspend the collection of any such contested amount from, and suspend the enforcement thereof against, the Property, the Lessor, the Agent and each Primary Financing Party; (b) there shall not be imposed a Lien (other than Permitted Liens and the Lessor Liens) on the Property that would subject any part of the Property to a material risk of being sold, forfeited, lost or deferred or a material reduction in value; (c) at no time during the permitted contest shall there be a risk of the imposition of criminal liability or material civil liability on the Agent or any Primary Financing Party for failure to comply therewith; and (d) in the event that, at any time, there shall be a material risk of extending the application of such item beyond the end of the Construction Period, then the Construction Agent shall deliver to the Lessor, the Agent and each other Financing Party an Officer’s Certificate certifying as to the matters set forth in clauses (a), (b) and (c) of this Section 3.10. The Lessor shall execute and deliver to the Construction Agent such authorizations and other documents as may reasonably be required in connection with any such contest and, if reasonably requested by the Construction Agent, shall join as a party therein.

     3.11 Impositions and Other Matters.

     Except with respect to Impositions, Legal Requirements and such other matters referenced in Section 3.10 which are the subject of ongoing proceedings contesting the same in a manner consistent with the requirements of Section 3.10, the Construction Agent shall cause all Impositions, Legal Requirements and such other matters to be timely complied with, paid through Advances, settled or compromised, as appropriate, with respect to the Property.

ARTICLE IV
PAYMENT OF FUNDS

     4.1 Right to Receive Construction Cost.

     (a) In connection with the development, acquisition, installation, construction, repair, renovation, replacement and testing of the Property and during the course of the construction of the Improvements on the Property, the Construction Agent may deliver Requisitions to request that the Lessor advance funds for the payment of Property Costs, and the Lessor will comply with such request to the extent provided for under the Participation Agreement and the other Operative Agreements. The Construction Agent and the Lessor acknowledge and agree that the Construction Agent’s right to request such funds and the Lessor’s obligation to advance such funds for the payment of Property Costs is subject in all respects to the terms and conditions of the Participation Agreement and each of the other Operative Agreements. Without limiting the generality of the foregoing it is specifically understood and agreed that in no event shall the aggregate amounts advanced by the Primary Financing Parties for Property Costs and any other amounts due and owing hereunder or under any of the other Operative Agreements exceed the sum of the aggregate Commitments of the Primary Financing Parties, including without limitation such amounts owing for (i) development, acquisition, installation, construction and testing of the Property (including without limitation all Capitalized Costs), (ii) additional amounts which accrue or become due and owing under either Credit Agreement or the Participation Agreement as obligations of the Lessor prior to the Completion Date or (iii) any other purpose.

     (b) The proceeds of any funds made available to the Lessor to pay Property Costs shall be made available to or for the benefit of the Construction Agent in accordance with the Requisition relating thereto and the terms of the Participation Agreement. The Construction Agent will use such proceeds only to pay the Property Costs set forth in the Requisition relating to such funds.

     4.2 Limitations During Construction Period.

     If at any time there shall be Property Costs (including any costs resulting from a Force Majeure Event), or other amounts which are required to be paid prior to or during the Construction Period through Advances under any Operative Agreement, and (i) such amounts are not included in the Construction Budget (as same may be adjusted pursuant to the Agency

Agreement) or (ii) there are not sufficient Available Commitments remaining to complete the construction of the Improvements pursuant to the Construction Documents, and, in either case, there are no Other Available Amounts to pay for such amounts, then at such time an Agency Agreement Event of Default shall be deemed to have occurred.

ARTICLE V
AGENCY AGREEMENT EVENTS OF DEFAULT

     5.1 Agency Agreement Events of Default.

     If any one or more of the following events (each an “Agency Agreement Event of Default”) shall occur:

     (a) the Construction Agent applies any Advance for purposes other than as set forth in the related Requisition or the Construction Agent otherwise applies any funds paid by any Primary Financing Party to the Construction Agent for purposes not permitted hereby or by any other Operative Agreement, or there shall exist any other misapplication of funds relating to the Property, including, but not limited to fraud, illegal acts or willful misconduct by the Construction Agent or its Affiliates or any Construction Agency Person or any other Person under the direct or indirect supervision of the Construction Agent related to or in respect of the transaction contemplated herein or the Operative Agreement or with respect to the Property or the Land;

     (b) the Construction Agent shall fail to comply with Section 2.6(c);

     (c) the Construction Budget shall not be In Balance and such failure to be In Balance shall continue after the expiration of the thirty (30) day period discussed in Section 5.5(b);

     (d) The liquidation or dissolution of the Construction Agent, or the suspension of the business of the construction Agent, or the filing by the Construction Agent of a voluntary petition or an answer seeking reorganization, arrangement, receivership, readjustment of its debts, insolvency, liquidation, dissolution, winding-up or for any other relief under the Bankruptcy Code, or under any other insolvency act or law, state or federal, now or hereafter existing, or any other action of the Construction Agent indicating its consent to, approval of or acquiescence in, any such petition or proceeding; the application by the Construction Agent for, or the appointment by, consent or acquiescence of the Construction Agent of a receiver, a conservator, a trustee or a custodian of the Construction Agent for all or a substantial part of its property; the making by the Construction Agent of any general assignment for the benefit of creditors; the inability of the Construction Agent or the admission by the Construction Agent in writing of its inability to pay its debts as they mature or the Construction Agent is generally not paying its debts and other financial obligations as they become due and payable; or the Construction Agent taking any corporate action to authorize any of the foregoing;

     (e) The filing of an involuntary petition against the Construction Agent in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, insolvency, liquidation, dissolution, winding-up or for any other relief under the Bankruptcy Code, or under any other insolvency act or law, state or federal, now or hereafter existing; or the involuntary appointment of a receiver, a conservator, a trustee or a custodian of the Construction Agent for all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Construction Agent, and the continuance of any of such events for sixty (60) days undismissed or undischarged;

     (f) The entering of any order in any proceedings against the Construction Agent or any Subsidiary of the Construction Agent decreeing the dissolution, divestiture or split-up of the Construction Agent or any Subsidiary of the Construction Agent and such order remains in effect for more than sixty (60) days; provided to the extent such is not reasonably expected to have a Material Adverse Effect (determined in a commercially reasonable manner), Subsidiaries of the Construction Agent may be dissolved;

     (g) The Construction Agent shall fail to maintain insurance as required by Section 3.5 of this Agency Agreement or to deliver any requisite annual certificate with respect thereto within ten (10) days after receipt of notice that such certificate is due under the terms hereof;

     (h) (i) The Construction Agent shall fail to observe or perform pursuant to Sections 5.11 or 8.3A of the Participation Agreement or (ii) the Construction Agent shall fail to observe or perform any term, covenant, obligation or condition of the Construction Agent under this Agency Agreement or any other Operative Agreement to which the Construction Agent is a party other than those set forth in Sections 5.1(a), (g), or (h)(i) hereof, and such failure shall continue for thirty (30) days after the Construction Agent either has received written notice thereof or a Responsible Officer of the Construction Agent shall have actual knowledge thereof; provided, that in the case of this clause (ii), if such failure is not capable of remedy by the payment of money or otherwise within such thirty (30) day period but may be remedied with further diligence and if the Construction Agent has and continues to pursue diligently such remedy, then the Construction Agent shall be granted additional time to pursue such remedy for such period as the Agent may determine in its reasonable discretion; provided, further, in no event shall such additional period exceed sixty (60) days or (iii) any representation or warranty made by the Construction Agent set forth in this Lease or in any other Operative Agreement or in any document entered into in connection herewith or therewith or in any document, certificate or financial or other statement delivered pursuant to and in connection herewith or therewith shall be false or inaccurate in any material way when made;

     (i) an event described in Section 4.2 of this Agreement shall have occurred;

     (j) any default, event of default or any event which with the passage of time or the giving of notice, or both, would permit the exercise of remedies under the Ground

Lease or any of the Appurtenant Rights or any sublease thereof or the Ground Lease or any of the necessary Appurtenant Rights shall terminate;

     (k) A final judgment or judgments for the payment of money shall be rendered by a court or courts against the Construction Agent or any Subsidiary of the Construction Agent in excess of $5,000,000 in the aggregate above amounts covered by insurance, and (i) the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, or (ii) the Construction Agent or any such Subsidiary shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal, or (iii) such judgment or judgments shall not be discharged (or provisions shall not be made for such discharge) within thirty (30) days after a final decision has been reached with respect to such appeal and the related stay has been lifted;

     (l) Other than with respect to Indebtedness pursuant to the Operative Agreements, the Construction Agent or any Subsidiary of the Construction Agent shall default in any manner (whether such default is with respect to any payment or performance obligation of any type and at any time, including without limitation whether during the term thereof, at scheduled maturity or by required prepayment, acceleration, demand or otherwise) in connection with any Indebtedness (or any agreement or instrument relating to such Indebtedness) of, or guaranteed by, the Construction Agent or any Subsidiary when such payment or performance is due (including without limitation whether during the term thereof, at scheduled maturity or by required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness and the effect of any such default (i) is to permit the acceleration of the maturity of any such Indebtedness in an aggregate principal amount equal to or greater than $5,000,000 or (ii) results in the acceleration of the maturity of any such Indebtedness in an aggregate principal amount equal to or greater than $5,000,000;

     (m) the Lessor’s rights pursuant to the Operative Agreements to require the Lessee to pledge additional Permitted Investments shall for any reason cease to be a legal, valid and binding agreement with the Lessee; or

     (n) any Lease Event of Default, Liquid Collateral Agreement Event of Default (as such terms are defined in Appendix A to the Participation Agreement) shall have occurred and not be cured within any cure period expressly permitted under the terms of the applicable document;

     (o) any fraudulent or illegal act or omission or any willful misconduct of any Construction Agency Person in connection with the Property or otherwise with respect to the negotiation, execution, delivery, consummation and/or performance of any Operative Agreement or any Construction Document or any other contractual agreement relating to the Property or the Construction or Work thereon which act, omission or misconduct contributes to the Construction Budget not being In Balance or which otherwise contributes to a Construction Failure;

     (p) any Construction Agency Person shall breach any of its respective obligations, covenants, representations or warranties under this Agreement, any Construction Document or any other contractual agreement or law relating to the Property or the Construction or Work thereon;

     (q) Any Environmental Violation shall have occurred relating to the Property and either (i) the Construction Agent shall not deliver (within thirty (30) days after the Construction Agent has actual knowledge of such Environmental Violation) notice of intention to remediate at the Construction Agent’s sole cost and expense or respecting any Release of any Hazardous Substance from any off-site point source, not caused in any way by the Construction Agent, satisfy in full the obligations of the Construction Agent pursuant to Section 3.6(f) or (ii) such Environmental Violation is reasonably expected to exceed $100,000 in remediation costs;

     (r) The Construction Agent or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $2,000,000 which it shall have become liable to pay to the PBGC or shall fail to pay within thirty (30) days after becoming due an amount or amounts aggregating in excess of $2,000,000 which it shall have become liable to pay to a Pension Plan under Title IV of ERISA; or notice of intent to terminate a Pension Plan or Pension Plans having aggregate Unfunded Liabilities in excess of $2,000,000 shall be filed under Title IV of ERISA by the Construction Agent or any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Pension Plan or Pension Plans or a proceeding shall be instituted by a fiduciary of any such Pension Plan or Pension Plans against the Construction Agent or any member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Pension Plan or Pension Plans must be terminated;

     (s) any Lien granted under any Security Document shall, in whole or in part, terminate, cease to be effective or lose its first priority status, except as expressly contemplated by the Operative Agreements or as the result of an act or omission of the Lessor or the Agent;

     (t) (i) As a result of one (1) or more transactions after the date of this Agreement, any “person” or “group” of persons shall have “beneficial ownership” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder) of more than fifty percent (50%) of the outstanding common stock of the Construction Agent; or (ii) without limiting the generality of the foregoing, during any period of twelve (12) consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such period of twelve (12) months were directors of the Construction Agent shall cease for any reason to constitute a majority of the board of directors of the Construction Agent (excluding for such calculation, directors who retire (other than for reasons of a merger involving the Construction Agent or for reasons involving any sale or transfer of assets) or who die during any period of twelve (12) consecutive months so long as such directors are replaced by the surviving directors during such period), provided, that the relationships among the respective shareholders of the Construction Agent on the Closing Date shall not be deemed to constitute all or any combination of them as a “group” for purposes of clause (t)(i);

     (u) (i) Any Basic Document to which the Construction Agent is a party shall cease to be in full force and effect or (ii) any other Operative Agreement to which the Construction Agent is a party shall cease to be in full force and effect and such could reasonably be expected to have a Material Adverse Effect;

     (v) Any failure by the Construction Agent to comply with any of its obligations under the Liquid Collateral Agreements and such failure shall continue for three (3) Business Days after the earlier of (i) a Responsible Officer of the Construction Agent has knowledge of such noncompliance or (ii) the date upon which Lessor or the Agent first provides notice thereof; or

     (w) a Construction Covenant Event of Default (as defined pursuant to the Restrictive Covenant) or a Use Covenant Event of Default (as defined pursuant to the Restrictive Covenant) shall have occurred and be continuing; or

then, in any such event, the Lessor may, in addition to the other rights and remedies provided for in this Agreement, terminate this Agreement in full, such termination to be effective by the Lessor giving the Construction Agent no less than five (5) days written notice of such termination (provided, notwithstanding the foregoing, this Agreement shall be deemed to be automatically terminated without the giving of notice upon the occurrence of any Insolvency Event), and (i) this Agreement shall terminate and (ii) all rights of the Construction Agent under this Agreement shall cease. Upon the expiration of the time fixed in such notice regarding any such notice of termination (provided, notwithstanding the foregoing, this Agreement shall be deemed to be automatically terminated without the giving of notice upon the occurrence of any Insolvency Event) and the payment of all amounts owing by the Construction Agent hereunder (including without limitation any amounts specified under Section 5.3), this Agreement shall terminate. The Lessor may enter upon and repossess the Property by such means as are available at law or in equity, and may remove the Construction Agent, all Construction Agency Persons and all other Persons and any and all personal property and the equipment and personalty of each Construction Agency Person and severable Modifications from the Property. The Lessor shall have no liability by reason of any such entry, repossession or removal performed in accordance with applicable law. Following an Agency Agreement Event of Default and upon the written demand of the Lessor (provided, notwithstanding the foregoing, no such demand shall be required upon the occurrence of any Insolvency Event), the Construction Agent shall return the Property promptly to the Lessor, in the manner and condition required by, and otherwise in accordance with the provisions of Section 3.8. With the exception of Uninsured Force Majeure Losses, subject to the limitation in Section 5.4, the Construction Agent shall pay all costs and expenses incurred by or on behalf of the Lessor, including without limitation fees and expenses of counsel, as a result of any Agency Agreement Event of Default hereunder.

     A POWER OF SALE HAS BEEN GRANTED IN THIS AGREEMENT. A POWER OF SALE MAY ALLOW THE LESSOR TO TAKE THE PROPERTY AND SELL THE PROPERTY WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON THE OCCURRENCE OF AN AGENCY AGREEMENT EVENT OF DEFAULT.

     5.2 Damages.

     The termination of this Agreement pursuant to Section 5.1 shall in no event relieve the Construction Agent of its liability and obligations hereunder, all of which shall survive any such termination.

     5.3 Remedies; Remedies Cumulative.

     (a) If an Agency Agreement Event of Default shall have occurred and be continuing, the Lessor shall have all rights available to the Lessor herein and under the other Operative Agreements and all other rights otherwise available at law, equity or otherwise; provided, however, such rights of the Lessor and the other remedies set forth in this Section 5.3 shall be subject to Section 5.4.

     (b) Upon the occurrence of an Agency Agreement Event of Default, the Lessor shall have (in addition to its rights otherwise described in this Agreement or existing at law, equity or otherwise) the option (and shall be deemed automatically, and without any further action, to have exercised such option upon the occurrence of any Insolvency Event) to transfer and convey to the Construction Agent upon a date designated by the Lessor all right, title and interest of the Lessor in and to the Property after the Lessor receives payment of the amount specified in subparagraph (iii) of this Section 5.3(b) (including without limitation any Land and/or any Improvements, any interest in any Improvements, any Equipment and the Property then under construction). On any transfer and conveyance date specified by the Lessor pursuant to this Section 5.3(b), (i) the Lessor shall transfer and convey (at the cost of the Construction Agent) all right, title and interest of the Lessor in and to the Property free and clear of the Lien of the Lease, this Agreement, the other Operative Agreements and all Lessor Liens, (ii) the Construction Agent hereby covenants and agrees that it will accept such transfer and conveyance of right, title and interest in and to the Property and (iii) the Construction Agent hereby promises to pay to the Lessor, as liquidated damages (it being agreed that it would be impossible accurately to determine actual damages), an aggregate amount equal to the Termination Value of the Property. Notwithstanding the foregoing provisions of this Section 5.3(b), the Lessor shall have the right in its sole discretion to rescind any exercise of its option under this Section 5.3(b) upon the giving of its written confirmation of such rescission to the Construction Agent.

     (c) Except to the extent the Lessor has previously transferred the Property pursuant to the exercise of remedies or otherwise, the Construction Agent shall have the right to cure an Agency Agreement Default or Agency Agreement Event of Default hereunder with respect to the Property by purchasing or causing the Construction Agent to purchase the Property from the Lessor for an amount equal to the liquidated damages amount set forth in Section 5.3(b).

     (d) With respect to any Agency Agreement Event of Default, none of (i) the termination of this Agreement as to the Property pursuant to Section 5.1; (ii) the repossession of the Property; (iii) the failure of the Lessor to complete or relet the Property; (iv) the Completion, Final Completion or reletting of all or any portion thereof; or (v) the failure of the Lessor to collect or receive any rentals due upon any such reletting, shall relieve the Construction Agent of its liabilities and obligations hereunder, all of which shall survive any such Completion, Final Completion, termination, repossession or reletting.

     (e) Without limiting any other remedies set forth in this Agreement, the Lessor and the Construction Agent agree that the Construction Agent has granted to the Trustee, pursuant to Section 3.4 hereof, a Lien against the Property WITH POWER OF SALE, and that, upon the occurrence and during the continuance of any Agency Agreement Event of Default, the Trustee shall have the power and authority, to the extent provided by law, upon request by the Lessor and after prior notice and lapse of such time as may be required by law, to foreclose its interest (or cause such interest to be foreclosed) in all or any part of the Property, all as more fully set forth in the Agency Agreement Addendum-Deed of Trust; provided, notwithstanding the foregoing, no such request from the Lessor, notice or lapse of time shall be required for such foreclosure upon the occurrence of any Insolvency Event.

     (f) If an Agency Agreement Event of Default shall have occurred and be continuing, and whether or not this Agreement shall have been terminated pursuant to Section 5.1, the Construction Agent shall pay directly to any third party (or at the Lessor’s election, reimburse the Lessor) for the cost of any environmental testing (provided, if there is no recognized Environmental Violation before or after such testing, recourse to the Construction Agent shall be limited as set forth in Section 5.4) and/or remediation work undertaken respecting the Property, as such testing or work is deemed appropriate in the reasonable judgment of the Lessor, and shall indemnify and hold harmless the Lessor and each other Indemnified Person therefrom. The Construction Agent shall pay all amounts referenced in the immediately preceding sentence within ten (10) days of any request by the Lessor for such payment. The provisions of this Section 5.3(f) shall not limit the obligations of the Construction Agent under any Operative Agreement regarding indemnification obligations, environmental testing, remediation and/or work.

     (g) If this Agreement shall be terminated pursuant to Section 5.1, the Construction Agent waives, to the fullest extent permitted by Law, (i) any notice of re-entry or the institution of legal proceedings to obtain re-entry or possession; (ii) any right of redemption, re-entry or possession; (iii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt; and (iv) any other rights, which might otherwise limit or modify any of the Lessor’s rights or remedies under this Section 5.3.

     (h) If an Agency Agreement Event of Default shall have occurred and be continuing, and whether or not this Agreement shall have been terminated pursuant to Section 5.1, the Construction Agent shall upon the Lessor’s demand or, without any such demand, upon the occurrence of any Insolvency Event (and provided the Construction Agent has not cured such Agency Agreement Event of Default pursuant to Section 5.3(c) or otherwise paid to the Lessor an amount equal to the liquidated damages set forth in Section 5.3(b) within ten (10) days after written demand therefor or, without any such demand, upon the occurrence of any Insolvency Event) immediately assign, transfer and set over to the Lessor all of the Construction Agent’s right, title and interest in and to each agreement executed by the Construction Agent in connection with the acquisition, installation, testing, use, development, construction, operation, maintenance, repair, refurbishment and restoration of the Property (including without limitation all right, title and interest of the Construction Agent with respect to all warranty, performance, service and indemnity provisions and each Construction Document), as and to the extent that the same relate to the acquisition, installation, testing, use, development, construction, operation, maintenance, repair, refurbishment and restoration of the Property or any portion of them.

     (i) No failure to exercise and no delay in exercising, on the part of the Lessor, any right, remedy, power or privilege under this Agreement or under the other Operative Agreements shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     (j) The remedies herein provided shall be cumulative and in addition to (and not in limitation of) any other remedies available at law, equity or otherwise, including without limitation any mortgage foreclosure remedies.

     5.4 Limitation on Recourse.

     Notwithstanding anything contained herein or in any other Operative Agreement to the contrary (except as provided pursuant to the second sentence of this Section 5.4), upon the occurrence and during the continuance of an Agency Agreement Event of Default (other than as a result of (a) a Full Recourse Event of Default or a cure by the Construction Agent pursuant to Section 5.3(c) of this Agreement or (b) any indemnity claim pursuant to the Operative Agreements including without limitation pursuant to Sections 11.1 through 11.7 of the Participation Agreement, in either such case pursuant to the foregoing subsections (a) or (b), the limitations contained in this Section 5.4 shall not apply), the maximum aggregate amount (the “Maximum Amount”) that the Lessor, or any person or entity acting by or through the Lessor, including without limitation the Agent and the other Financing Parties, shall be entitled to recover from the Construction Agent on account of such Agency Agreement Event of Default shall be an amount equal to the sum of (i) 89.9% of the aggregate GAAP Eligible Cost, exclusive of the portion of the aggregate GAAP Eligible Cost expended for the purchase of the Land related to the Property (the “Land Cost”) plus (ii) 100% of the Land Cost, plus (iii) all amounts owed by the Construction Agent under or with respect to any Operative Agreement in connection with any potential Environmental Violation related to the Property. The Construction Agent nonetheless acknowledges and agrees that even though the maximum aggregate recovery from the Construction Agent is limited as aforesaid, the Lessor’s right of recovery from the Property (as opposed to any recovery from the Construction Agent) or from the Collateral Assignment is not so limited and the Lessor shall be entitled to recover 100% of the amounts owed to the Lessor in accordance with the Operative Agreements from its interest in the Property and/or from the Collateral Assignment, as the case may be, subject in the case of the Collateral Assignment to the obligation of the Lessor to return to the Construction Agent an amount of $2,880,000 which may be paid under certain circumstances by Montgomery County, Maryland, a political subdivision of the State of Maryland, to the Lessor for the Land (as described in more detail in the Collateral Assignment).

     5.5 Determination of Whether Budget is “In Balance”.

     (a) If the Agent determines that the Construction Budget may not be In Balance, the Agent shall give notice to such effect to the Construction Agent, together with a reasonably detailed explanation of the basis for the Agent’s determination and to the extent available calculations upon which the Agent has based its determination. Within ten (10) days following the Construction Agent’s receipt of such notice, the Construction Agent shall deliver a certification to the Agent that either (i) the Construction Budget is not In Balance and describing the steps the Construction Agent is taking to remedy such condition, if any, or (ii) the Construction Budget is In Balance and stating sufficient detail to describe why the Construction Agent believes the Construction Budget is In Balance.

     (b) If after receipt by the Agent of a certification from the Construction Agent pursuant to Section 5.5(a)(ii) above that the Construction Budget is In Balance, the Agent still disagrees with such certification, the Construction Agent and the Agent shall, for a period of thirty (30) days following the Agent’s receipt of such certification, consult with each other and use their reasonable efforts to resolve such dispute as to whether the Construction Budget is In Balance.

     (c) Upon the occurrence of either (i) the Construction Agent’s delivery of certification pursuant to Section 5.5(a)(i) above that the Construction Budget is not In Balance, or (ii) the thirty (30) days consultation period referred to in Section 5.5(b) above shall expire and the Agent shall continue to disagree with the Construction Agent’s assertion that the Construction Budget is In Balance, the Construction Budget, for purposes of the Operative Agreements, shall be deemed not to be In Balance.

ARTICLE VI
THE LESSOR’S RIGHTS

     6.1 Exercise of the Lessor’s Rights.

     Subject to the Excepted Payments, the Construction Agent and the Lessor hereby acknowledge and agree that, subject to and in accordance with the terms of the Security Agreement made by the Lessor in favor of the Agent, the rights and powers of the Lessor under this Agreement have been assigned to the Agent.

     6.2 The Lessor’s Right to Cure the Construction Agent’s Defaults.

     The Lessor, without waiving or releasing any obligation or Agency Agreement Event of Default, may (but shall be under no obligation to) remedy any Agency Agreement Event of Default for the account of and at the sole cost and expense of the Construction Agent. All out-of-pocket costs and expenses so incurred (including without limitation reasonable fees and expenses of counsel), together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid by the Lessor, shall be paid by the Construction Agent to the Lessor on demand.

ARTICLE VII
MISCELLANEOUS

     7.1 Notices.

     All notices required or permitted to be given under this Agreement shall be in writing and delivered as provided in Section 12.2 of the Participation Agreement.

     7.2 Successors and Assigns.

     This Agreement shall be binding upon and inure to the benefit of the Lessor, the Construction Agent, the Construction Agent and their respective successors and the assigns.

     7.3 GOVERNING LAW.

     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW), EXCEPT TO THE EXTENT THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED ARE REQUIRED TO APPLY.

     7.4 SUBMISSION TO JURISDICTION; VENUE; WAIVERS; ARBITRATION

     THE PROVISIONS OF THE PARTICIPATION AGREEMENT RELATING TO SUBMISSION TO JURISDICTION, VENUE AND ARBITRATION ARE HEREBY INCORPORATED BY REFERENCE HEREIN, MUTATIS MUTANDIS.

     7.5 Amendments and Waivers.

     None of the terms or provisions of this Agreement may be terminated, amended, supplemented, waived, modified or discharged except in accordance with the provisions of Section 12.4 of the Participation Agreement.

     7.6 Counterparts.

     This Agreement may be executed in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     7.7 Severability.

     Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     7.8 Headings and Table of Contents.

     The headings and table of contents contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     7.9 WAIVER OF JURY TRIAL.

     TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW, THE LESSOR AND THE CONSTRUCTION AGENT IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY COUNTERCLAIM THEREUNDER.

     7.10 Assignment.

     (a) The Construction Agent may not assign this Agreement or any of its rights or obligations hereunder or with respect to the Property in whole or in part to any Person without the prior written consent of the Agent, the Lenders and the Lessor.

     (b) No assignment by the Construction Agent (referenced in this Section 7.10 or otherwise) or other relinquishment of possession to the Property shall in any way discharge or diminish any of the obligations of the Construction Agent to the Lessor hereunder and the Construction Agent shall remain directly and primarily liable under the Operative Agreements as to any rights or obligations assigned by the Construction Agent or regarding the Property in which rights or obligations have been assigned or otherwise transferred.

     7.11 No Waiver.

     No failure by the Lessor or the Construction Agent to insist upon the strict performance of any term hereof or to exercise any right, power or remedy upon a default hereunder, and no acceptance of full or partial payment of any amount from, or on behalf of, the Construction Agent during the continuance of any such default, shall constitute a waiver of any such default or of any such term. To the fullest extent permitted by law, no waiver of any default shall affect or alter this Agreement, and this Agreement shall continue in full force and effect with respect to any other then existing or subsequent default.

     7.12 Acceptance of Surrender.

     No surrender to the Lessor of this Agreement or of all or any portion of the Property or of any part of the Property or of any interest therein shall be valid or effective unless agreed to and accepted in writing by the Lessor and no act by the Lessor or the Agent or any representative or agent of the Lessor or the Agent, other than a written acceptance, shall constitute an acceptance of any such surrender.

     7.13 No Merger of Title.

     There shall be no merger of this Agreement by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, in whole or in part, (a) this Agreement or any interest in this Agreement, (b) any right, title or interest in the Property, (c) any Notes or (d) an assignment from or a beneficial interest in the Lessor.

     7.14 Survival.

     Anything contained in this Agreement to the contrary notwithstanding, all claims against and liabilities of the Construction Agent or the Lessor arising from events arising prior to the expiration or earlier termination of this Agreement shall survive such expiration or earlier termination. If any provision of this Agreement shall be held to be unenforceable in any jurisdiction, such unenforceability shall not affect the enforceability of any other provision of this Agreement and such jurisdiction or of such provision or of any other provision hereof in any other jurisdiction.

     7.15 Limited Liability.

     The parties to this Agreement hereby agree that the provisions of Section 12.9 of the Participation Agreement are hereby incorporated herein as though such Section 12.9 were restated herein in its entirety.

     7.16 Statement of Intent Regarding Accounting Compliance.

     It is the further intent of the parties to this Agreement that this Agreement and the transaction evidenced by the Operative Agreements conform with and satisfy the requirements for operating lease transactions by the Lessee of, to the extent applicable, FAS 13, FASB Interpretation No. 46, Emerging Issues Task Force, 1997\Issue 97-1 and Emerging Issues Task Force, 1997\Issue 97-10.

[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

UNITED THERAPEUTICS CORPORATION, as the Construction Agent
By:	/s/ Martine A. Rothblatt
Name:	Martine A. Rothblatt
Title:	Cheief Executive Officer

[signature pages continue]

Agency Agreement
United Therapeutics Corporation

WACHOVIA DEVELOPMENT CORPORATION, as the Lessor

By:	/s/ Evander S. Jones, Jr.
Name:	Evander S. Jones, Jr.
Title:	Vice President

[signature pages end]

Agency Agreement
United Therapeutics Corporation